SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  August 26, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued August 26, 1997. The relevant portion of the text of that release was as follows:

MALLINCKRODT ANNOUNCES COMPLETION OF ITS TENDER OFFER
FOR NELLCOR PURITAN BENNETT

     ST. LOUIS, Missouri, August 26, 1997 - Mallinckrodt Inc. (NYSE:MKG) today announced the successful completion of its all-cash tender offer for all of the outstanding shares of common stock of Nellcor Puritan Bennett Incorporated (NASDAQ/NMS:NELL). The tender offer expired at midnight New York City time on August 25, 1997. Today, Mallinckrodt's wholly owned subsidiary, NPB Acquisition Corporation, accepted for payment all of the approximately 59,066,740 shares that were validly tendered and not withdrawn, including approximately 1,094,154 shares tendered pursuant to notices of guaranteed delivery. The shares tendered represent more than 90 percent of the outstanding shares of Nellcor Puritan Bennett.
     Mallinckrodt said it expects it will soon complete the acquisition of Nellcor Puritan Bennett by a merger of NPB Acquisition Corporation into Nellcor Puritan Bennett, in which the remaining shares of Nellcor Puritan Bennett common stock will be converted into the right to receive $28.50 per share in cash.
     "We are delighted that our tender offer has met with success," said C. Ray Holman, chairman and chief executive officer of Mallinckrodt Inc. "The combination of Nellcor Puritan Bennett and Mallinckrodt creates the leading business serving the anesthesia and respiratory care markets. Along with our medical imaging and specialty pharmaceutical divisions, Mallinckrodt becomes a more powerful healthcare force serving hospital, alternate care and pharmaceutical markets. We look forward to working with Nellcor in bringing our two companies together, and we remain confident in achieving the objectives expressed at the time of our announcement last month."
     Nellcor Puritan Bennett is the world leader in providing products that monitor, diagnose and treat the respiratory-impaired patient in every setting from the hospital to the home. Products include devices that aid in sleep diagnosis, oxygen monitoring, apnea monitors, critical care ventilators, oxygen concentrators and anesthetic gases. The company's web site address is (www.nellcorpb.com).
      Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. The company is a major producer of diagnostic imaging agents, medical devices, analgesic pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1997 sales of $1.9 billion, sells more than 1,000 products in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).

                              # # #
     This news release contains forward-looking statements. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and continued pressure on prices realized by Mallinckrodt for its products; market acceptance issues, including the failure of new products to generate anticipated sales levels; difficulties or delays in receiving required governmental or regulatory approvals; the cost and effect of legal and administrative proceedings; and the other risk factors reported from time to time in Mallinckrodt's filings with the Securities and Exchange Commission.

Mallinckrodt Inc.


ROGER A. KELLER
Vice President, Secretary
  and General Counsel

DATE:  August 27, 1997